Exhibit 5.1

July 2, 2021

RadNet, Inc.

1510 Cotner Avenue

Los Angeles, CA 90025

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is being furnished in connection with the filing by RadNet, Inc., a Delaware corporation (the “Company”), of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering 2,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, which may be issued pursuant to the Company’s Equity Incentive Plan, amended and restated as of April 15, 2021 (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, I have reviewed the Registration Statement, the Company’s charter documents, the proceedings taken by the Company with respect to the authorization and adoption of the Plan, and such other documents, records, certificates, memoranda and other instruments as I deem necessary as a basis for this opinion. With respect to the foregoing documents, I have assumed (a) the genuineness of all signatures, (b) the authenticity of all documents submitted to me as originals and (c) the conformity to originals of all documents submitted to me as certified or reproduced copies. I have obtained certificates or assurances from the officers of the Company as to certain factual matters and, insofar as this opinion is based on matters of fact, I have relied on such certificates without independent investigation.

I have also assumed that either (a) the stock certificates to be issued to represent the Shares will conform to the specimen common stock certificate submitted to me, and will be duly executed by the Company and countersigned by the transfer agent therefor in accordance with Section 158 of the Delaware General Corporation Law, or (b) the Shares will be uncertificated in accordance with Section 158 of the Delaware General Corporation Law and the Company’s Bylaws, and the transfer agent therefor will register the purchaser thereof as the registered owner of any uncertificated Shares on its stock transfer books and records. I have further assumed that (i) shares currently reserved will remain available for the issuance of the Shares, and (ii) neither the Company’s charter documents nor any of the proceedings relating to the Plan, nor any of the agreements issued under the Plan and relating to the Shares, will be rescinded, amended or otherwise modified prior to the issuance of the Shares.

Based on the foregoing review and assumptions, I am of the opinion that upon issuance, delivery and payment therefor in accordance with the terms of the Plan and any agreements that accompany the Plan, the Shares will be validly issued, fully paid and nonassessable.

I consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption “Interest of Named Experts and Counsel” contained in the Registration Statement. In giving such consent, I do not admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder, with respect to any part of the Registration Statement.

My opinion is expressly limited to the matters set forth above, and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Plan, the option or other agreements related to the Shares, or the Registration Statement. I express no opinion as to matters governed by any laws other than the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported decisions of the Delaware courts interpreting these respective laws in effect as of the date of this opinion.

Respectfully submitted,

By: /s/ David J. Katz
Name: David J. Katz
Title: General Counsel